UNDER ARMOUR REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS; ANNOUNCES OUTLOOK FOR 2017

•	2016 revenues increased 22 percent to $4.8 billion (up 23 percent currency neutral).

•	2016 footwear and women's businesses both hit $1 billion mark.

•	2016 operating income up 3 percent to $420 million.

•	2017 revenue expected to increase 11 to 12 percent to nearly $5.4 billion.

Baltimore, MD (January 31, 2017) – Under Armour, Inc. (NYSE: UA, UAA) today announced financial results for the fourth quarter and full year ended December 31, 2016. All per share amounts are on a diluted basis. This release refers to “currency neutral” amounts which is a non-GAAP financial measure described below under the “Non-GAAP Financial Information” paragraph.

“We are incredibly proud that in 2016, we once again posted record revenue and earnings, however, numerous challenges and disruptions in North American retail tempered our fourth quarter results,” said Kevin Plank, Under Armour Chairman and CEO. “The strength of our Brand, an unparalleled connection with our consumers and the continuation of investments in our fastest growing businesses -- footwear, international and direct-to-consumer -- give us great confidence in our ability to navigate the current retail environment, execute against our long-term growth strategy and create value to our shareholders.”

Fourth Quarter 2016 Review

•
Revenues were up 12 percent to $1.3 billion, driven by a 5 percent increase in wholesale revenues to $742 million and a 23 percent increase in direct-to-consumer revenues to $518 million. North American revenues grew 6 percent. International revenues, which represented 16 percent of total revenues in the quarter, were up 55 percent (up 60 percent currency neutral) driven by significant growth in the U.K., Germany, China and Australia. Apparel revenues increased 7 percent to $929 million including strength in golf and basketball. Footwear revenues increased 36 percent to $228 million driven by accelerated growth in running and basketball. Accessories revenues increased 7 percent to $104 million with strength in bags and headwear.

•
Gross margin was 44.8 percent compared with 48 percent in the prior year's period, as benefits from more favorable product costs were offset by aggressive efforts to manage inventory, changes in foreign currency and the outperformance of footwear and international businesses in the overall mix, which carry lower margins than our apparel and North American businesses.

•
Selling, general and administrative expenses grew 9 percent to $420 million, or 32.1 percent of sales (down 70 basis points), due to continued investments in the company’s highest growth businesses: footwear, international, and direct-to-consumer.

•
Operating income declined 6 percent to $167 million. Net income decreased 1 percent to $105 million and diluted earnings per share for the fourth quarter of 2016 were $0.23 compared with $0.24 in the prior year's period.

Full Year 2016 Review

•
Revenues increased 22 percent to $4.8 billion (up 23 percent currency neutral) including a 19 percent increase in wholesale revenues to $3.1 billion and a 27 percent increase in direct-to-consumer revenues which reached $1.5 billion. Direct-to-consumer revenues reached 31 percent of total revenues compared with 30 percent in 2015. North American revenues grew 16 percent and international revenues grew 63 percent (up 69 percent currency neutral). For the full year, international revenues represented 15 percent of total revenues, compared with 11 percent in 2015. Apparel revenues increased 15 percent to $3.2 billion led by growth in golf, basketball and training. Footwear revenues grew 50 percent to reach $1 billion driven by balanced growth across all categories with particular strength in running and basketball. Accessories revenues increased 17 percent to $407 million with strength in bags and headwear and Connected Fitness increased 51 percent to $80 million.

•
Gross margin was 46.5 percent compared with 48.1 percent as benefits from more favorable product costs were offset by efforts to manage inventory, changes in foreign currency and the outperformance of the footwear and international businesses in the overall mix, which carry lower margins than the apparel and North American businesses.

•	In line with revenue growth, full year selling, general and administrative expenses grew 22 percent and reached $1.8 billion, or 37.8 percent of revenues.

•
Operating income increased 3 percent to $420 million and net income grew 11 percent to $259 million. Diluted earnings per share for full year 2016 were $0.45 per share for Class A and B shares and $0.71 per share for Class C shares, reflecting the impact of a $59 million stock dividend paid to Class C shareholders during the second quarter. If the Class C stock dividend had not been paid, non-GAAP diluted earnings per share for all classes for 2016 would have been $0.58 per share. This compares with diluted earnings per share of $0.53 for all classes in 2015.

Balance Sheet Highlights – As of December 31, 2016

Compared with December 31, 2015:

•	Cash and cash equivalents increased 93 percent to $250 million.

•	Inventory increased 17 percent to $917 million.

•	Total debt increased 22 percent to $817 million.

2017 Outlook

"Looking forward, our successful track record of re-defining performance gives us great confidence that the opportunities for long-term growth at Under Armour have never been greater,” said Plank. “The current environment represents an inflection point to maximize our unique strengths by staying on offense -- investing smartly in innovation, deepening our Brand connection with consumers and amplifying our focus on operational excellence -- positioning Under Armour as a stronger company."

Key points related to Under Armour’s full year 2017 outlook include:

•	Net revenues are expected to grow 11 to 12 percent to reach nearly $5.4 billion, up 12 to 13 percent currency neutral.

•
Gross margin is expected to be slightly down compared to the prior year with benefits in product costs being offset by continued pressure from changes in foreign currency and sales mix, as the footwear and international businesses continue to outpace the growth of the higher margin apparel and North American businesses.

•	Tempered top line results coupled with strategic investments in the company’s fastest growing businesses are expected to cause a decline in operating income to approximately $320 million.

•	Other full year assumptions include interest expense of approximately $40 million and an effective tax rate of 32 to 34 percent.

Management Changes

The Company’s Chief Financial Officer, Chip Molloy, has decided to leave the company due to personal reasons. Effective February 3, David Bergman, Senior Vice President, Corporate Finance, and a seasoned member of Under Armour’s accounting and finance organization, will serve as acting CFO. Mr. Molloy will remain with the company in an advisory capacity to assist with the transition.

Mr. Bergman joined Under Armour in 2005 and is currently responsible for leading all major finance functions including financial planning and analysis, treasury and tax. Prior to this position, he served as Corporate Controller along with several senior management roles within the Company’s accounting and finance organization. Both Mr. Molloy and Mr. Bergman will participate in Under Armour’s fourth quarter call and webcast today.

Conference Call and Webcast

Under Armour will hold its 2016 fourth quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Financial results and additional supporting materials related to the call can be found at http://investor.underarmour.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, this press release refers to “non-GAAP diluted earnings per share” and certain “currency neutral” financial information, which are non-GAAP financial measures. The Company provides a reconciliation of these non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for this reconciliation.

Non-GAAP diluted earnings per share is calculated to exclude the one-time dividend to our Class C stockholders discussed above. Management believes this presentation provides a useful metric to investors because it excludes the effect of this one-time event allowing investors to compare the Company’s results over multiple periods. Currency neutral financial information is calculated to exclude foreign exchange impact. Management uses this information internally to assess sales performance and believes this information is useful both internally and to investors to facilitate a comparison of the Company's results of operations period-over-period. These non-GAAP financial measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA, UAA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “assumes,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts, which can impact our profitability and growth; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with existing trade and other regulations, and the potential impact of new trade and tax regulations on our profitability; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

# # #

Under Armour Contacts:
Lance Allega	Diane Pelkey
VP, Investor Relations	SVP, Global Communications
(410) 454-6810	(410) 246-5927

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2016 and 2015
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2016	% of Net Revenues	2015	% of Net Revenues	2016	% of Net Revenues	2015	% of Net Revenues
Net revenues	$1,308,128	100.0%	$1,170,686	100.0%	$4,828,186	100.0%	$3,963,313	100.0%
Cost of goods sold	721,574	55.2%	609,016	52.0%	2,584,724	53.5%	2,057,766	51.9%
Gross profit	586,554	44.8%	561,670	48.0%	2,243,462	46.5%	1,905,547	48.1%
Selling, general and administrative expenses	419,804	32.1%	384,088	32.8%	1,823,140	37.8%	1,497,000	37.8%
Income from operations	166,750	12.7%	177,582	15.2%	420,322	8.7%	408,547	10.3%
Interest expense, net	(7,958)	(0.6)%	(4,056)	(0.4)%	(26,434)	(0.5)%	(14,628)	(0.4)%
Other expense, net	(1,731)	(0.1)%	(2,196)	(0.2)%	(2,755)	(0.1)%	(7,234)	(0.2)%
Income before income taxes	157,061	12.0%	171,330	14.6%	391,133	8.1%	386,685	9.7%
Provision for income taxes	52,151	4.0%	65,727	5.6%	132,473	2.7%	154,112	3.8%
Net income	$104,910	8.0%	$105,603	9.0%	$258,660	5.4%	$232,573	5.9%
Adjustment payment to Class C capital stockholders	—		—		59,000		—
Net income available to all stockholders	104,910		105,603		199,660		232,573

Basic net income per share of Class A and B common stock	$0.24		$0.24		$0.46		$0.54
Basic net income per share of Class C common stock	$0.24		$0.24		$0.73		$0.54
Diluted net income per share of Class A and B common stock	$0.23		$0.24		$0.45		$0.53
Diluted net income per share of Class C common stock	$0.23		$0.24		$0.71		$0.53

Weighted average common shares outstanding Class A and B common stock
Basic	218,220		215,948		217,707		215,498
Diluted	222,802		221,307		221,983		220,868

Weighted average common shares outstanding Class C common stock
Basic	220,040		215,948		218,623		215,498
Diluted	224,777		221,307		222,922		220,868

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2016 and 2015
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Apparel	$928,546	$864,841	7.4%	$3,229,142	$2,801,062	15.3%
Footwear	227,701	166,880	36.4%	1,013,544	677,744	49.5%
Accessories	104,348	97,130	7.4%	406,614	346,885	17.2%
Total net sales	1,260,595	1,128,851	11.7%	4,649,300	3,825,691	21.5%
Licensing revenues	29,926	24,852	20.4%	99,849	84,207	18.6%
Connected Fitness	18,267	16,983	7.6%	80,447	53,415	50.6%
Intersegment eliminations	(660)	—	(100.0)%	(1,410)	—	(100.0)%
Total net revenues	$1,308,128	$1,170,686	11.7%	$4,828,186	$3,963,313	21.8%
NET REVENUES BY SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
North America	$1,075,251	$1,015,009	5.9%	$4,008,165	$3,455,737	16.0%
International	215,270	138,694	55.2%	740,984	454,161	63.2%
Connected Fitness	18,267	16,983	7.6%	80,447	53,415	50.6%
Intersegment eliminations	(660)	—	(100.0)%	(1,410)	—	(100.0)%
Total net revenues	$1,308,128	$1,170,686	11.7%	$4,828,186	$3,963,313	21.8%
OPERATING INCOME (LOSS) BY SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
North America	$160,191	$188,418	(15.0)%	$411,275	$460,961	(10.8)%
International	10,870	2,761	293.7%	45,867	8,887	416.1%
Connected Fitness	$(4,311)	$(13,597)	68.3%	$(36,820)	$(61,301)	39.9%
Income from operations	$166,750	$177,582	(6.1)%	$420,322	$408,547	2.9%

Under Armour, Inc.
As of December 31, 2016 and December 31, 2015
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/16	As of 12/31/15
Assets
Cash and cash equivalents	$250,470	$129,852
Accounts receivable, net	625,536	433,638
Inventories	917,491	783,031
Prepaid expenses and other current assets	183,393	152,242
Total current assets	1,976,890	1,498,763
Property and equipment, net	804,211	538,531
Goodwill	563,591	585,181
Intangible assets, net	64,310	75,686
Deferred income taxes	135,692	92,157
Other long term assets	110,204	78,582
Total assets	$3,654,898	$2,868,900
Liabilities and Stockholders’ Equity
Accounts payable	418,565	200,460
Accrued expenses	208,750	192,935
Current maturities of long term debt	27,000	42,000
Other current liabilities	40,387	43,415
Total current liabilities	694,702	478,810
Long term debt, net of current maturities	790,388	627,000
Other long term liabilities	137,227	94,868
Total liabilities	1,622,317	1,200,678
Total stockholders’ equity	2,032,581	1,668,222
Total liabilities and stockholders’ equity	$3,654,898	$2,868,900

Under Armour, Inc.
For the Year Ended December 31, 2016 and 2015
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net income	$258,660	$232,573
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	144,770	100,940
Unrealized foreign currency exchange rate losses	12,627	33,359
Loss on disposal of property and equipment	1,580	549
Stock-based compensation	46,149	60,376
Deferred income taxes	(41,834)	(4,426)
Changes in reserves and allowances	67,337	40,391
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(249,853)	(191,876)
Inventories	(148,055)	(278,524)
Prepaid expenses and other assets	(34,170)	(76,476)
Accounts payable	211,332	(22,583)
Accrued expenses and other liabilities	52,656	64,126
Income taxes payable and receivable	(16,712)	(2,533)
Net cash provided by (used in) operating activities	304,487	(44,104)
Cash flows from investing activities
Purchases of property and equipment	(316,458)	(298,928)
Purchases of property and equipment from related parties	(70,288)	—
Purchase of businesses, net of cash acquired	—	(539,460)
Purchases of available-for-sale securities	(24,230)	(103,144)
Sales of available-for-sale securities	30,712	96,610
Purchases of other assets	(875)	(2,553)
Net cash used in investing activities	(381,139)	(847,475)
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	1,327,601	650,000
Payments on long term debt and revolving credit facility	(1,170,750)	(265,202)
Excess tax benefits from stock-based compensation arrangements	44,783	45,917
Proceeds from exercise of stock options and other stock issuances	15,485	10,310
Payments of debt financing costs	(6,692)	(947)
Cash dividends paid	(2,927)	—
Contingent consideration payments for acquisitions	(1,505)	—
Net cash provided by financing activities	205,995	440,078
Effect of exchange rate changes on cash and cash equivalents	(8,725)	(11,822)
Net increase (decrease) in cash and cash equivalents	120,618	(463,323)
Cash and cash equivalents
Beginning of period	129,852	593,175
End of period	$250,470	$129,852

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2016 and 2015
(Unaudited)
The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

	Quarter Ended December 31,	Year Ended December 31,
Total Net Revenue	2016	2016
Net revenue growth - GAAP	11.7%	21.8%
Foreign exchange impact	0.6%	1.2%
Currency neutral net revenue growth - Non-GAAP	12.3%	23.0%

North America
Net revenue growth - GAAP	5.9%	16.0%
Foreign exchange impact	0.1%	—%
Currency neutral net revenue growth - Non-GAAP	6.0%	16.0%

International
Net revenue growth - GAAP	55.2%	63.2%
Foreign exchange impact	4.8%	5.8%
Currency neutral net revenue growth - Non-GAAP	60.0%	69.0%

Connected Fitness
Net revenue growth - GAAP	7.6%	50.6%
Foreign exchange impact	(3.6)%	(1.6)%
Currency neutral net revenue growth - Non-GAAP	4.0%	49.0%

NON-GAAP DILUTIVE EPS RECONCILIATION

	Year ended December 31, 2016
	GAAP	Adjustment		Non-GAAP
Net income	$258,660	$—		$258,660
Adjustment payment to Class C capital stockholders	(59,000)	59,000	(a)	—
Net income Attributable to Common Shareholders	$199,660	$59,000		$258,660

Weighted average common shares outstanding Class A and B common stock - Diluted	221,983	—		221,983
Weighted average common shares outstanding Class C common stock - Diluted	222,922	(750)	(a)	222,172

Diluted net income per share of Class A and B common stock	$0.45			$0.58
Diluted net income per share of Class C common stock	$0.71			$0.58
(a) To eliminate dividend paid to class C common shareholders.
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of December 31
	2016	2015
Factory House	151	140
Brand House	18	10
North America total doors	169	150

Factory House	37	18
Brand House	35	22
International total doors	72	40

Factory House	188	158
Brand House	53	32
Total doors	241	190